Exhibit 99.1

Diodes Incorporated Reports Third Quarter 2012 Financial Results

Revenue Increases 5% Sequentially; Achieves Third Consecutive Quarter of Growth

Plano, Texas – November 8, 2012 – Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today reported its financial results for the third quarter ended September 30, 2012.

Third Quarter Highlights

•	Revenue was $166.6 million, an increase of 4.6 percent from the $159.2 million in the second quarter 2012, and an increase of 3.7 percent from the $160.6 million in the third quarter 2011;

•	Gross profit was $43.6 million, compared to $41.0 million in the second quarter 2012 and $45.2 million in the third quarter 2011;

•	Gross profit margin was 26.2 percent, compared to 25.8 percent in the second quarter 2012, and 28.1 percent in the third quarter 2011;

•

GAAP net income was $8.6 million, or $0.18 per diluted share, compared to second quarter 2012 of $6.7 million, or $0.14 per diluted share, and third quarter 2011 of $10.0 million, or $0.21 per diluted share;

•

Non-GAAP adjusted net income was $9.5 million, or $0.20 per diluted share, compared to second quarter 2012 of $6.4 million, or $0.14 per diluted share, and third quarter 2011 of $12.1 million, or $0.26 per diluted share;

•	Excluding $2.3 million of share-based compensation expense, both GAAP and non-GAAP adjusted net income would have increased by $0.05 per diluted share; and

•

Achieved $17.6 million cash flow from operations, break-even net cash flow, and a negative ($1.0) million of free cash flow due mainly to $18.6 million in capital expenditures, which included approximately $3.0 million of capital expenditures associated with the Chengdu assembly test facility construction.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer of Diodes Incorporated, stated, “Despite the slowdown in the general market, we were able to achieve five percent sequential growth and meet our expectations due to past design wins and new product initiatives that drove further market share gains. This quarter represents our third consecutive quarter of growth as we continued to increase sales for our products used in smartphones and tablets, while also benefiting from a rebound in LED TVs and a strong quarter in automotive.

“Gross margin improved moderately in the quarter but remained under pressure primarily due to the effects of the generally weak global economy. Although we are gaining market share for our more advanced packages as supported by the capital investments we made in the second and third quarters, we are still underloaded on our standard packages. The unstable demand environment also caused pricing to weaken in the quarter and product mix to be less favorable than we had anticipated. However, our cost reductions and manufacturing efficiency improvements were able to largely offset these factors and contributed to margins improving slightly over the prior quarter. As I have stated in the past, improvements in the demand and pricing environment are key factors in our ability to transition available capacity to higher margin products at a more rapid pace, which has been restrained by the slower recovery.

“Looking forward, the global environment continues to create uncertainty, especially as it relates to the timing of production ramps for many of our customers. Therefore, we remain cautious on our expectations and focused on further expanding our content at key customers, gaining market share and accelerating our design win momentum on new and existing products.”

Third Quarter 2012

Revenue for the third quarter 2012 was $166.6 million, an increase of 4.6 percent over the $159.2 million in the second quarter 2012, and an increase of 3.7 percent from the $160.6 million in the third quarter 2011. Revenue was up sequentially primarily due to strength in Asia and market share gains.

Gross profit for the third quarter 2012 was $43.6 million, or 26.2 percent of revenue, compared to $41.0 million, or 25.8 percent of revenue, in the second quarter 2012, and $45.2 million, or 28.1 percent, in the third quarter 2011. Gross profit margin improved marginally over the prior quarter due to the benefit of new product initiatives and manufacturing efficiencies, largely offset by product mix and a soft pricing environment.

Third quarter 2012 GAAP net income was $8.6 million, or $0.18 per diluted share, compared to GAAP net income of $6.7 million, or $0.14 per diluted share, in the second quarter 2012, and GAAP net income of $10.0 million, or $0.21 per diluted share, in the third quarter 2011.

Non-GAAP adjusted net income for the third quarter 2012 was $9.5 million, or $0.20 per diluted share, which excluded, net of tax, $0.9 million of non-cash acquisition related intangible asset amortization costs, compared to non-GAAP adjusted net income of $6.4 million, or $0.14 per diluted share, in the second quarter 2012 and $12.1 million, or $0.26 per diluted share, in the third quarter 2011. The following is a summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended September 30, 2012
GAAP net income	$8,553

GAAP diluted earnings per share	$0.18

Adjustments to reconcile net income to adjusted net income:
Amortization of acquisition related intangible assets	902

Non-GAAP adjusted net income	$9,455

Non-GAAP adjusted diluted earnings per share	$0.20

(See the reconciliation of net income to adjusted net income tables near the end of the release for further details)

Included in third quarter 2012 GAAP and non-GAAP adjusted net income was approximately $2.3 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.

EBITDA, which represents earnings before net interest expense, income tax, depreciation and amortization, for the third quarter 2012 was $24.8 million, compared to $23.2 million for the second quarter 2012 and $29.2 million for the third quarter 2011. For a reconciliation of GAAP net income to EBITDA (non-GAAP), see the table near the end of the release for further details.

As of September 30, 2012, Diodes had approximately $168 million in cash and cash equivalents, and working capital was approximately $385 million.

Business Outlook

Dr. Lu concluded, “We are pleased to have closed the acquisition of Power Analog Microelectronics (PAM) on October 29, 2012. For the fourth quarter of 2012, we are expecting a seasonally down quarter with revenue ranging between $160 million and $167 million, including $3.5 million of revenue contribution from PAM and Eris Technology Corporation (Eris), or down 4 percent to flat sequentially. Gross margin is expected to be 25 percent, plus or minus 2 percent. Operating expenses are expected to be 23.5 percent of revenue, plus or minus 1 percent. The anticipated increase in operating expenses over the third quarter is due to the inclusion of PAM and a full quarter of Eris. We expect our income tax rate to range between 7 and 13 percent, and shares used to calculate GAAP EPS for the fourth quarter are anticipated to be approximately 47.0 million.”

Conference Call

Diodes will host a conference call on Thursday, November 8, 2012 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its third quarter financial results. Investors and analysts may join the conference call by dialing 1-866-700-6979 and providing the confirmation code 83637055. International callers may join the teleconference by dialing 1-617-213-8836 and enter the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until Tuesday, November 13, 2012 at midnight Central Time. The replay number is 1-888-286-8010 with a pass code of 50713673. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Diodes’ website at http://www.diodes.com. To listen to the live call, please go to the Investors section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes’ website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters, logistics center, and Americas’ sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and two joint venture facilities located in Chengdu, China. Additional engineering, sales, warehouse, and logistics offices are located in Fort Worth, Texas; Taipei; Hong Kong; Manchester; and Munich, Germany, with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: although we are gaining market share for our more advanced packages as supported by the capital investments we made in the second and third quarters, we are still underloaded on our standard packages; looking forward, the global environment continues to create uncertainty, especially as it relates to the timing of production ramps for many of our customers; therefore, we remain cautious on our expectations and focused on further expanding our content at key customers, gaining market share and accelerating our design win momentum on new and existing products; we are pleased to have closed the acquisition of Power Analog Microelectronics (PAM) on October 29, 2012; for the fourth quarter of 2012, we are expecting a seasonally down quarter with revenue ranging between $160 million and $167 million, including $3.5 million of revenue contribution from PAM and Eris Technology Corporation (Eris), or down 4 percent to flat sequentially; gross margin is expected to be 25 percent, plus or minus 2 percent; operating expenses are expected to be 23.5 percent of revenue, plus or minus 1 percent; the anticipated increase in operating expenses over the third quarter is due to the inclusion of PAM and a full quarter of Eris; and we expect our income tax rate to range between 7 and 13 percent, and shares used to calculate GAAP EPS for the fourth quarter are anticipated to be approximately 47.0 million. Potential risks and uncertainties include, but are not limited to, such factors as: we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

# # #

Company Contact:

Diodes Incorporated

Laura Mehrl

Director of Investor Relations

P: 972-987-3959

E: laura_mehrl@diodes.com

Investor Relations Contact:

Shelton Group

Leanne Sievers

EVP, Investor Relations

P: 949-224-3874

E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
NET SALES	$166,617	$160,577	$470,519	$491,938

COST OF GOODS SOLD	123,012	115,383	352,180	333,736

Gross profit	43,605	45,194	118,339	158,202

OPERATING EXPENSES
Selling, general and administrative	25,796	23,404	72,702	67,389
Research and development	9,084	7,304	24,466	20,355
Amortization of acquisition related intangible assets	1,203	1,120	3,401	3,408
Gain on sale of assets	—	—	(3,556)	—

Total operating expenses	36,083	31,828	97,013	91,152

Income from operations	7,522	13,366	21,326	67,050

OTHER INCOME (EXPENSES)
Interest income	234	316	584	849
Interest expense	(212)	(1,053)	(569)	(3,023)
Amortization of debt discount	—	(2,021)	—	(6,032)
Other	1,901	458	2,846	762

Total other income (expenses)	1,923	(2,300)	2,861	(7,444)

Income before income taxes and noncontrolling interest	9,445	11,066	24,187	59,606

INCOME TAX PROVISION	509	359	1,983	9,912

NET INCOME	8,936	10,707	22,204	49,694

Less: NET INCOME attributable to noncontrolling interest	(383)	(750)	(2,127)	(2,072)

NET INCOME attributable to common stockholders	$8,553	$9,957	$20,077	$47,622

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.19	$0.22	$0.44	$1.05

Diluted	$0.18	$0.21	$0.43	$1.02

Number of shares used in computation
Basic	45,997	45,603	45,702	45,252

Diluted	46,995	47,093	46,901	46,875

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2012:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$8,553

Earnings per share (Per-GAAP)
Diluted				$0.18

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	1,203	—	(301)	902

Adjusted (Non-GAAP)				$9,455

Diluted shares used in computing earnings per share				46,995

Adjusted earnings per share (Non-GAAP)
Diluted				$0.20

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.3 million, net of tax, non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2011:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$9,957

Earnings per share (Per-GAAP)
Diluted				$0.21

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	1,120	—	(314)	806

Amortization of debt discount	—	2,021	(707)	1,314

Adjusted (Non-GAAP)				$12,077

Diluted shares used in computing earnings per share				47,093

Adjusted earnings per share (Non-GAAP)
Diluted				$0.26

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, non-cash share-based compensation expense and $1.3 million loss, net of tax, in fair value associated with the investment in Eris. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share and excluding loss in fair value, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.03 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2012:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$20,077

Earnings per share (Per-GAAP)
Diluted				$0.43

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	2,198	—	(549)	1,649

Gain on sale of assets	(3,452)	—	735	(2,717)

Adjusted (Non-GAAP)				$19,009

Diluted shares used in computing earnings per share				46,901

Adjusted earnings per share (Non-GAAP)
Diluted				$0.41

Note: Included in GAAP and non-GAAP adjusted net income was approximately $6.9 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.15 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2011:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$47,622

Earnings per share (Per-GAAP)
Diluted				$1.02

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	3,408	—	(954)	2,454

Amortization of debt discount	—	6,032	(2,111)	3,921

Adjusted (Non-GAAP)				$53,997

Diluted shares used in computing earnings per share				46,875

Adjusted earnings per share (Non-GAAP)
Diluted				$1.15

Note: Included in GAAP and non-GAAP adjusted net income was approximately $6.6 million, net of tax, non-cash share-based compensation expense and $1.3 million loss, net of tax, in fair value associated with the investment in Eris. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.15 per share and excluding loss in fair value, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.03 per share.

ADJUSTED NET INCOME (Non-GAAP)

This measure consists of generally accepted accounting principles (“GAAP”) net income, which is then adjusted solely for the purpose of adjusting for amortization of acquisition related intangible assets, gain on sale of assets and amortization of debt discount, as discussed below. Excluding gain on sale of assets provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance. The Company excludes the above listed items to evaluate the Company’s operating performance, to develop budgets, to determine incentive compensation awards and to manage cash expenditures. Presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results. The Company provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Amortization of acquisition related intangible assets – The Company excluded the amortization of its acquisition related intangible assets including developed technologies and customer relationships. The fair value of the acquisition related intangible assets, which was allocated to the assets through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. The Company believes the exclusion of the amortization expense of acquisition related assets is appropriate as a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded the amortization expense as there is significant variability and unpredictability across other companies with respect to this expense.

Gain on sale of assets – The Company excluded the gain recorded for the sale of certain assets. During the first quarter 2012, the Company sold an intangible asset located in Europe and this gain was excluded from management’s assessment of the Company’s core operating performance as this long-lived asset was a non-core intellectual asset. During the second quarter 2012, the Company sold a building located in Taiwan and this gain was excluded from management’s assessment of the Company’s core operating performance. The Company believes the exclusion of the gain on sale of these assets provides investors an enhanced view of gains the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such gains.

Amortization of debt discount – The Company excluded the amortization of debt discount on its 2.25% Convertible Senior Notes (“Notes”). This amortization was excluded from management’s assessment of the Company’s core operating performance. Although the amortization of debt discount was recurring in nature, the expected life of the Notes was five years as that was the earliest date in which the Notes could be put back to the Company at par value. The amortization period ended October 1, 2011, therefore the Company no longer records amortization of debt discount.

ADJUSTED EARNINGS PER SHARE (Non-GAAP)

This non-GAAP financial measure is the portion of the Company’s GAAP net income assigned to each share of stock, excluding amortization of acquisition related intangible assets, gain on sale of assets and amortization of debt discount as described above. Excluding gain on sale of assets provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations, as described in further detail above. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance, as described in further detail above. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of diluted earnings per share on both a GAAP basis and non-GAAP basis be performed to obtain a comprehensive view of the Company’s results. Information on how these share calculations are made is included in the reconciliation tables provided.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for third quarter 2012 is a non-GAAP financial measure, which is calculated by taking cash flow from operations less capital expenditures. For third quarter 2012, the amount was a negative ($1.0) million ($17.6 million less (-) $18.6 million). FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP measures, in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended September 30,
	2012	2011
Net income (per-GAAP)	$8,553	$9,957
Plus:
Interest expense, net (1)	(22)	2,758
Income tax provision	509	359
Depreciation and amortization	15,758	16,088

EBITDA (Non-GAAP)	$24,798	$29,162

	Nine Months Ended September 30,
	2012	2011
Net income (per-GAAP)	$20,077	$47,622
Plus:
Interest expense, net (2)	(15)	8,206
Income tax provision	1,983	9,912
Depreciation and amortization	47,121	45,049

EBITDA (Non-GAAP)	$69,166	$110,789

(1)	Includes $0.0 and $2.0 million for the three months ended September 30, 2012 and 2011, respectively, of amortization of debt discount.
(2)	Includes $0.0 million and $6.0 million for the nine months ended September 30, 2012 and 2011, respectively, of amortization of debt discount.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

ASSETS

(in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$168,266	$129,510
Accounts receivable, net	157,001	132,408
Inventories	158,116	140,337
Deferred income taxes, current	6,217	5,450
Prepaid expenses and other	28,910	19,093

Total current assets	518,510	426,798

PROPERTY, PLANT AND EQUIPMENT, net	246,578	225,393

DEFERRED INCOME TAXES, non current	26,863	26,863

OTHER ASSETS
Goodwill	77,738	67,818
Intangible assets, net	40,078	24,197
Other	13,400	21,995

Total assets	$923,167	$793,064

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

LIABILITIES AND EQUITY

(in thousands, except share data)

	September 30, 2012	December 31, 2011
	(unaudited)
CURRENT LIABILITIES
Lines of credit	$7,101	$8,000
Accounts payable	87,120	66,063
Accrued liabilities	39,116	30,793
Income tax payable	—	4,855

Total current liabilities	133,337	109,711

LONG-TERM DEBT, net of current portion	43,059	2,857
CAPITAL LEASE OBLIGATIONS, net of current portion	861	1,082
OTHER LONG-TERM LIABILITIES	35,347	30,699

Total liabilities	212,604	144,349

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders’ equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 45,998,878 and 45,432,252 issued and outstanding at September 30, 2012 and December 31, 2011, respectively	30,667	30,423
Additional paid-in capital	275,198	263,455
Retained earnings	395,721	375,644
Accumulated other comprehensive loss	(34,072)	(35,762)

Total Diodes Incorporated stockholders’ equity	667,514	633,760

Noncontrolling interest	43,049	14,955

Total equity	710,563	648,715
Total liabilities and equity	$923,167	$793,064